Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SONIC FOUNDRY, INC.,
 as BUYER,

SHUICHI MURAKAMI, KENICHI YAMASHITA, YOICHI OZASA, HISATOSHI NAKAGAWA, JOJI MINAMA, MAKOTO HORII, YOICHI SATO, RYUICHI HANAOKA, AKIRA TSUKAHARA, TAKUO SHIGETA, AND SUSUMU KINOSHITA, YOSUKE MASHIMOTO, KYOKO ISHII, HIROSHI SANO, MAKOTO NAGAI, DAISUKE IIZUKA and KEISUKE KIMURA

as SELLERS,

SHUICHI MURAKAMI, as SELLER REPRESENTATIVE,

and

MEDIASITE KK,

as the COMPANY

Dated as of January 6, 2014

1. Purchase and Sale

2. Closing; Purchase Price
2.1 Closing Date
2.2 Purchase Price
2.3 Buyer’s Conditions to Closing
2.4 Sellers’ Conditions to Closing

3. Representations and Warranties
3.1 Representations and Warranties of the Sellers
3.2 Representations and Warranties of the Buyer
3.3 Representations and Warranties of the Sellers

4. Covenants
4.1 Notice of Changes; Updates
4.2 Further Action
4.3 Non-Solicitation
4.4 Complete Copies
4.5 Conduct Prior to Closing of Sellers
4.6 No Inconsistent Action
4.7 Public Announcements
4.8 Tax Matters
4.9 Ordinary Course of Business

5. Closing Deliveries

6. Election of Directors

7. Indemnification
7.1 Indemnification by the Sellers
7.2 Indemnification by the Buyer
7.3 Indemnification Procedures
7.4 Time Limits on Liability; Indemnification Cap
7.5 Right to Indemnification Not Affected By Knowledge or Materiality
7.6 Exclusive Remedy

8. Termination
8.1 Basis of Termination
8.2 Notice of Termination; Return of Documents
8.3 Effect of Termination

9. Miscellaneous
9.1 Payment of Certain Fees and Expenses
9.2 Notices
9.3 Entire Agreement
9.4 Binding Effect; Benefit
9.5 Assignability
9.6 Amendment; Waiver
9.7 Section Headings
9.8 Severability
9.9 Counterparts
9.10 Applicable Law
9.11 Dispute Resolution
9.12 Jurisdiction/No Jury Trial
9.13 Seller Representative

10. Definitions
10.1 Defined Terms
10.2 Certain Additional Defined Terms
10.3 References

LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT
Schedules

Schedule 1.1	—	Number of Purchased Shares to be Sold by each Seller
Schedule 2.2	—	Allocation of Purchase Price to the Sellers
Schedule 3.1(a)	—	The Company; Jurisdiction
Schedule 3.1(b)(ii)	—	Capital Structure; Ownership; Subsidiaries;
Schedule 3.1(b)(iii)	—	Equity Interests
Schedule 3.1(c)	—	Consents and Approvals
Schedule 3.1(d)(i)	—	Disclosed Liabilities
Schedule 3.1(d)(ii)	—	Debt; Invested Amounts
Schedule 3.1(e)	—	Assets; Encumbrances
Schedule 3.1(f)(i)	—	Material Contracts
Schedule 3.1(f)(ii)	—	Real Estate; Real Estate Leases

Schedule 3.1(f)(iii)	—	Permits

Schedule 3.1(f)(iv)	—	Enforceability; No Breach

Schedule 3.1(g)	—	Legal Proceedings
Schedule 3.1(h)(i)	—	Insurance Policies
Schedule 3.1(h)(ii)	—	Insurance Claims
Schedule 3.1(j)	—	Conduct of Business
Schedule 3.1(k)	—	Certain Fees
Schedule 3.1(m)	—	Taxes
Schedule 3.1(n)	—	Employees
Schedule 3.1(o)		Employee Benefit Plans and Arrangements
Schedule 3.1(p)	—	Transactions with Affiliates
Schedule 3.1(q)	—	Business Relationships

Exhibits

Exhibit A - Form of Promissory Note
Exhibit B – Buyer Securities Agreement
Exhibit C – Buyer Share Legend
Exhibit D – Form of Management Agreement

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of January 6, 2014 by and among (i) SONIC FOUNDRY, INC., a Maryland corporation (“Buyer”) and (ii) SHUICHI MURAKAMI, KENICHI YAMASHITA, YOICHI OZASA, HISATOCHI NAKAGAWA, JOJI MINAMI, MAKOTO HORII, YOICHI SATO, RYUICHI HANAOKA, AKIRA TSUKAHARA, TAKUO SHIGETA, and SUSUMU KINOSHITA, YOSUKE MASHIMOTO, KYOKO ISHII, HIROSHI SANO, MAKOTO NAGAI, DAISUKE IIZUKA and KEISUKE KIMURA (the “Sellers”), (iii) SHUICHI MURAKAMI, (“ Seller Representative”), and (iv)  MEDIASITE KK, a Japanese corporation,  (the “Company”), Buyer, the Sellers, and the Company, are hereinafter referred to collectively as the “Parties.”

RECITALS:

1.  The Sellers and the Buyer are the only shareholders of the Company.

2. The Buyer is engaged in the business of distributing the Mediasite video management platform for academic, enterprise and event webcasting, and is in the business of providing services for organizations to take advantage of the Mediasite platform.

3. The Company is engaged in the same business in Japan through use of the Mediasite video management platform (collectively, the “Business”).

4. The Buyer currently owns 800 of the issued and outstanding shares of the Company.

5. Sellers desire to sell to Buyer and Buyer desires to acquire from the Sellers, all of the remaining additional outstanding shares of the Company.

6. The Company joins in execution of this Agreement for the purpose of evidencing consent to consummation of the foregoing transactions and for the purpose of making certain covenants and agreements with the Buyer.

AGREEMENT

In consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the Parties contained herein, it is hereby agreed as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement and as detailed below, at the Closing, the Sellers shall sell and transfer to Buyer and Buyer shall purchase from the Sellers the shares of common stock set forth in paragraph (b) hereof (the “Purchased Interests”) free and clear of all Encumbrances (except pursuant to this Agreement, or those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates).

(b) The Sellers shall sell and transfer to Buyer 2,232 shares of the common stock, which, together with 800 shares currently owned by the Buyer in the Company, represents 100% of all of the outstanding capital stock of the Company. At the Closing, each Seller shall deliver to Buyer and the Company a written request requesting the Company to enter the Buyer as the holder of the number of shares of stock included within the Purchased Interests listed next to such Seller’s name on Schedule 1.1., and the Company shall deliver to Buyer a certified copy of its shareholders register that shows Buyer as the holder of all the Purchased Interests.

(c)  From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such instruments of conveyance, assignment, transfer and delivery, or take such other actions as Buyer may reasonably request in order to more effectively transfer, convey and assign and deliver to (i) Buyer, and to place Buyer in possession and control of, any of the Purchased Interests or to enable Buyer to exercise and enjoy all rights and benefits of the Sellers with respect thereto, and (ii) the Company, any assets, interests or rights relating to the Business which are not currently held by the Company.

 2. Closing; Purchase Price.

2.1 Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Baker & McKenzie in Tokyo, Japan at    :    a/pm on January 14, 2014, or at such other time and place as the parties may otherwise agree (the “Closing Date”)

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Interests shall consist of a purchase price equal to 262,000 yen per share or 584,784,000 yen, payable at the Closing Date as follows: (i) cash equal to 194,928,000 yen to be paid by wire  transfer (net of remittance charge) to be made on the Closing Date to the bank account designated by Seller Representative (“Cash Portion”), (ii) a Promissory Note from Buyer in the aggregate principal amount of 194,928,000 yen (“Buyer Note”) (iii) shares of Buyer common stock in the number equivalent to the quotient of 194,928,000 yen divided by the yen value of $9.92 U.S. dollars, which is the average closing price of such shares over the 20 trading day period ending the day preceding an announcement of the transaction which is the subject of this Agreement, converted at the Telegraphic Transfer Buying Rate of U.S. Dollars quoted by the Bank of Tokyo Mitsubishi-UFJ, Ltd., Tokyo, at 5:00 p.m. (JST) on the seventh business day in Japan preceding the Closing Date (“Buyer Shares”), all to be allocated as set forth in Schedule 2.2 (provided any fraction of share allocated to any Seller will be rounded up to the next share, and together with the Buyer Note, the “Buyer Securities”) (NOTE: FORM OF PROMISSORY NOTE TO BE NEGOTIATED AND ATTACHED AS EXHIBIT A) (“Purchase Price”).

2.3 Buyer’s Conditions to Closing.  The obligation of Buyer to purchase and pay for the Purchased Interests owned by the Sellers shall be subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a) (i) The representations and warranties of the Sellers made in this Agreement and in any certificate or other document to be delivered in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); and (ii) the Sellers shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing;

(b) There shall be no Proceeding pending or threatened which (i) seeks to restrain, enjoin or prevent the consummation or otherwise affect or undo the Transaction, (ii) seeks to recover damages or to obtain other relief in connection with the Transactions, (iii) asserts that any Person other than a Seller or Buyer is the holder or beneficial owner of any of the Purchased Interests or is entitled to any portion of the Purchase Price, or (iv) if adversely determined is likely to have a Material Adverse Effect on Buyer or the Company.  No preliminary or permanent injunction or other Order by any Governmental Entity which prevents consummation of the Transactions shall have been issued and remain in effect;

(c) All Permits and Orders of, and registrations, declarations and filings with, any Governmental Entity, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made;

(d) Buyer shall have received all the documents set forth in Section 5.1 (c), which shall be satisfactory to Buyer;

(e) Buyer shall have received all audited financial statements concerning the Company necessary for reporting the consolidation of the Company and the Buyer under rules and regulations of the United States Securities and Exchange Commission.

(f) Buyer shall have completed its due diligence investigation, and the results of such due diligence investigation shall be satisfactory to Buyer in its sole discretion; and

(g)  All original minute books, ledgers, and registers (including the share register) and other corporate records relating to the organization, ownership and maintenance of the Company shall be in the corporate headquarters of the Company and Buyer shall have been given access to and control over such records.

2.4 Sellers’ Conditions to Closing.  The obligations of the Sellers to sell and deliver the Purchased Interests to Buyer are subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a) The representations and warranties of Buyer made in this Agreement and in any certificate or other document to be delivered in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without  any materiality qualification), on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(b) There shall be no Proceeding pending or threatened which (i) seeks to restrain, enjoin or prevent the consummation or otherwise affect the Transactions, (ii) seeks to recover damages or to obtain other relief in connection with the Transactions, or (iii) asserts that any Person other than a Seller or Buyer is the holder or beneficial owner of any of the Purchased Interests or is entitled to any portion of the Purchase Price.  No preliminary or permanent injunction or other Order by any Governmental Entity which prevents consummation of the Transactions shall have been issued and remain in effect;

(c) All Permits and Orders of, and registration, declarations and filings with, any Governmental Entity, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made; and

(d) The Sellers shall have received all the documents set forth in Section 5.1 (d), which shall be satisfactory to the Sellers;

3. Representations and Warranties.

3.1 Representations and Warranties of the Sellers,. Each of Shuichi Murakami, Kenichi Yamashita, Yoichi Ozasa, and Hisatoshi Nakagawa (the “Principal Sellers”) jointly and severally, represents and warrants to the Buyer as of the date hereof, as follows:

(a) Due Organization and Power. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Schedule 3.1(a) sets forth the Company’s ownership and jurisdiction of organization. The Company has the corporate power and authority to own, lease and operate its assets and to conduct its business as presently being conducted. Schedule 3.1 (a) sets forth each jurisdiction where the Company is qualified to conduct business. No actions or proceedings to dissolve the Company are pending.

(b) Validity of Agreement; Capitalization.

(i) Each Seller has the full power and authority to enter into this Agreement and the other agreements contemplated by this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Sellers and the Company and this Agreement constitutes, and the Ancillary Agreements to which a Seller or the  Company is a party, when executed and delivered by such Party, will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company has been duly authorized by all requisite corporate action on its part. The Sellers have made available to the Buyer true and complete copies of the minute books and shareholder registry or other similar books and records for the Company, each of which is accurate and complete in all material respects.

(ii) The authorized capital of and the number of issued and outstanding shares or other equity interests of the Company is as set forth on Schedule 3.1(b)(ii). The record and beneficial ownership of the issued and outstanding shares or other equity interests of the Company is as set forth on Schedule 3.1(b)(ii), and the Sellers are the record and beneficial owner of all such shares or other equity interests(except for the shares in the Company held by the Buyer). There are no Subsidiaries or other Persons in which the Company (directly or indirectly) has equity or other ownership interest.  All of the issued and outstanding shares of the  Company have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance in all material respects with all Applicable Laws.

(iii) Except as set forth on Schedule 3.1(b)(iii), there are outstanding (1) no shares of capital stock, other voting securities or other equity interests (“Equity Interests”) of the Company, (2) no securities of the Company convertible into or exchangeable for Equity Interests of the Company, (3) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any Equity Interests or any securities of the Company convertible into or exchangeable for Equity Interests, and (4) no equity equivalents, interests in the ownership or earnings, or other similar rights of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests. The Sellers are the record and beneficial owner of, and upon consummation of, the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, all of the Purchased Interests, free and clear of all Encumbrances, other than (x) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (y) restrictions on transfer that may be imposed by Applicable Laws and the Company’s articles of incorporation, and (z) those arising under the terms of the Buyer Security holders Agreement and this Agreement.

(c) No Approvals or Notices Required; No Conflict with Instruments. Except as set forth on Schedule 3.1(c), the execution, delivery and performance of this Agreement by the Sellers and the Company and the consummation by them of the transactions contemplated hereby (i) does not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, (ii) does not result in the creation of any Encumbrance (except pursuant to this Agreement, those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates and restrictions on transfers that may be imposed by Applicable Laws) on the Purchased Interests or any Equity Interests of the Company under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers or the Company under, or (iii) result in the creation of an Encumbrance upon any asset of the Company pursuant to: (A) Applicable Law, (B) any Permit,  (C) the articles of incorporation of the Company, or (D) any instrument or other agreement to which the Sellers or the Company is a party, or by which any of them or any of their assets are bound or affected. The Purchased Interests are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any Person with respect of any of the Purchased Interests or the Business other than as disclosed on Schedule 3.1 (b)(iii).

(d) Financial Information.

     (i) The Company does not have any liability or obligation, whether accrued, absolute, contingent, or otherwise, other than (1) those arising under  the Material Contracts listed on Schedule 3.1(f), and Minor Contracts not required to be listed on Schedule 3.1(f) pursuant to Section 3.1(f), and this Agreement and the Ancillary Agreements, (2) those arising in the ordinary course of business to trade creditors or service providers, none of which liabilities individually exceed 5,000,000 yen,  and (3) those identified on Schedule 3.1(d)(i) or Schedule 3.1(d)(ii) (collectively, the “Disclosed Liabilities”).Schedule 3.1(d) further identifies all accruals or reserves maintained on the books of the Company and all accruals and reserves are adequate to cover the liabilities associated therewith and have been established in accordance with GAAP and good business practices.

     (ii) Except as set forth on Schedule 3.1(d)(ii) , the Company has no “Debt”. As used herein, the term Debt means, without duplication, (1) all indebtedness of the Company for borrowed money, (2) all obligations of the Company evidenced by bonds, notes, letters of credit, debentures or other similar arrangements, (3) all obligations of the Company as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (4) all guarantees by the Company of the debts or obligations of any other Person and (5) all debt, whether or not of the type described in clauses (1) through (4) above to the extent secured by a lien on the property of the Company.

     (iii) Except as set forth on Schedule 3.1(d)(iii), since its formation, the Company has not (1) declared or paid any dividend or made any other distribution to its shareholders or other owners, (2) made or authorized any capital expenditures which individually or as part of a related series of transactions would exceed 5,000,000 yen, other than capital expenditures required by the Material Contracts disclosed on Schedule 3.1(f), or (3) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

   (e) Title to Properties; Absence of Encumbrances. All of the material assets of the Company are set forth on Schedule 3.1(e). The Company owns good and valid title to all of its assets, free and clear of all Encumbrances, other than the Encumbrances set forth on Schedule 3.1(e) and other than Permitted Encumbrances.

    (f) Properties, Contracts, Permits and Other Data.

     (i) Schedule 3.1(f)(i) sets forth all agreements, instruments or other contracts pertaining to the Business to which the Company or an Affiliate of the Company is a party, the benefits of which are enjoyed by the Business or to which any of the material assets of the Company is subject other than contracts which were entered into in the ordinary course of business and do not restrict the ability of the Company to conduct the Business in any jurisdiction or in any manner, and do not involve the receipt or payment of more than 5,000,000 yen individually (the contracts, agreements or instruments required to be so listed are herein defined as “Material Contracts” and the contracts, agreements or instruments not required to be so listed are herein defined as the “Minor Contracts”).

     (ii) The Company does not own and never has owned any real property. Schedule 3.1(f)(ii) sets forth the real estate currently leased or held for use by the Company (the “Real Estate”). Schedule 3.1(f)(ii) also sets forth each lease, license or other occupancy agreement relating to any of the Real Estate (“Real Estate Leases”). The Company is not a party or otherwise committed to become a party to any Real Estate Lease except as set forth on Schedule 3.1(f)(ii), whether as a lessee, sub-lessee, lessor, sublessor, licensor, licensee, sub-licensor or sub-licensee or otherwise.

     (iii) Schedule 3.1(f)(iii) sets forth the material Permits maintained by the Company relating to the development, use, maintenance or occupation of the Company’s properties, Real Estate, or the operation of the Business (other than sales and use tax Permits and franchise tax registrations) (the “ Material Permits”).

     (iv) Except as set forth on Schedule 3.1(f)(iv), the Material Contracts, Minor Contracts, Real Estate Leases and Material Permits are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 3.1(f)(iv), the Company and its Affiliates are not in material breach or default in the performance of any obligation under any Material Contract, Minor Contract, Real Estate Lease or Material Permit and, to the Knowledge of the Principal Sellers, no other party thereto is in such a breach or default and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released there from or will be entitled to refuse to perform there under. Except as set forth on Schedule 3.1(f)(iv), the Company has all material Permits required for the conduct of the Business as presently conducted. Except as set forth on Schedule 3.1(f)(iv), there are no outstanding powers of attorney relating to or affecting the Company.

     (g) Legal Proceedings. Except as set forth on Schedule 3.1(g), (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the Knowledge of the Principal Sellers, threatened, that seeks relief or damages against the Company or any of its assets or the Business or which would prevent the consummation of the Transactions; and (ii) the Company has not been charged with any violation of or, to the Knowledge of the Principal Sellers threatened with a charge or violation of, any provision of Applicable Laws. To the Knowledge of the Principal Sellers, none of the Company, or its Affiliates, or any director, officer, employee or agent of any of them has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property to any broker, finder, agent, governmental official or other Person, in any matter related to the Business of the Company, which would be illegal under Applicable Laws.

      (h) Insurance.

     (i) Schedule 3.1(h)(i) sets forth the insurance policies relating to the insurable properties of the Company, the conduct of the Business and other insurance policies to which the Company is a party. All premiums due and arising thereon have been paid on a current basis and such policies are in full force and effect.

     (ii) Schedule 3.1(h)(ii) sets forth all pending or outstanding insurance claims of the Company against the Company’s insurance companies.

     (i) (Intentionally Omitted).

     (j) Conduct of Business in Compliance with Applicable Laws. Except as set forth on Schedule 3.1(j), the Company has conducted the Business in compliance with all Applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     (k) Certain Fees. None of the Company or its officers, directors or employees, nor the Sellers, on behalf of the Company or themselves, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

     (l) [Intentionally Omitted]

     (m) Taxes. Except as set forth on Schedule 3.1(m), for the past five years, the Company has caused to be timely filed with appropriate federal, state, local, foreign, provincial and other Governmental Entities all Tax Returns required to be filed with respect to the Company or the conduct of the Business and have paid, caused to be paid, or adequately reserved for on the books of the Company all Taxes claimed to be due from or with respect to such Tax Returns or which are or will become payable with respect to all periods prior to Closing. Except as set forth on Schedule 3.1(m), no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by any taxing authority in connection with the Company’s Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state, local, foreign, or provincial Tax Returns that include or reflect the use and operation of the Company, or the conduct of the Business. Except as set forth on Schedule 3.1(m), none of the Sellers or the Company has received or has knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the Company or the conduct of the Business by the Company from any taxing authority. Except as set forth on Schedule 3.1(m), the Company has not taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date. All monies required to be held or collected by the Company and a portion of any such Taxes to be paid by the Company to any taxing authority has been collected or withheld and either paid to the respective taxing authority or set aside in accounts for such purposes. All foreign, state and local jurisdictions where the Company has filed Tax Returns since its formation are set forth on Schedule 3.1(m). No claim has been made by any taxing authority in any jurisdiction not set forth on Schedule 3.1(m) that the Company is or may be subject to taxation by such jurisdiction. The Company has never been a member of any affiliated, consolidated, combined or unitary group, or filed or been included in a combined, consolidated or unitary tax return, and the Company is currently not under any contractual obligation to indemnify any other Person with respect to Taxes. The Company is not and never has been a party to or bound by any Tax sharing, Tax allocation, or similar agreement or arrangement. Except as set forth on Schedule 3.1(m), the Company has never been a member of, or had an interest in, any partnership, joint venture, trust, limited liability company or other entity, the taxable income of which is or was required to be taken into account by the Company on its tax return in whole or in part.

     (n) Labor Matters. The Company does not have any employees other than as set forth on Schedule 3.1(m). Schedule 3.1(n) sets forth the name, title and current hourly or annualized salary for all employees of the Company, together with vacation and severance benefits to which each employee is entitled.

     (o) Employee Benefit Plans and Arrangements. Other than as set forth on Schedule 3.1(o), the Company does not have any liability under (or otherwise have been bound with respect to) any employee benefit plan or other similar arrangement, including (1) any profit-sharing, deferred compensation, bonus, stock options, equity compensation, stock purchase, pension, retainer, consulting, retirement, severance or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other employee benefit plan. Schedule 3.1 (o) sets forth an accurate summary of the employee benefit plans and other similar arrangements maintained by the Company.

     (p) Transactions with Affiliates. Except for this Agreement and the Ancillary Agreements and except as set forth on Schedule 3.1(p), no shareholder, director or officer of the Company, and no associate or Affiliate of any such shareholder, director or officer is currently, directly or indirectly, a party to any executory transaction with the Company.  Except as set forth in Schedule 3.1 (p), there are no loans or dividends payable to any shareholder, director or officer of the Company, or to any associate or Affiliate of any such shareholder, officer or director. For the purposes of this Section 3.1(p) only, an “associate” of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest or is a director, officer, partner or trustee, or Person holding a similar position.

     (q) Business Relationships. Except as set forth on Schedule 3.1(q), none of the Principal Sellers or the Company have received any written notice that any Person or entity with whom the Company does business will not continue to do business the Company after the Closing Date on terms and conditions substantially the same as those prevailing during the past twelve (12) months.

      (r) Disclosure. The representations and warranties contained in this Section 3.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.1 not misleading.

     3.2 Representations and Warranties of the Buyer. Buyer represents and warrants to the Principal Sellers as of the date hereof, as follows:

     (a) Due Organization; Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Buyer has all corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder. Buyer has the corporate power and authority to own, lease and operate its assets and to conduct its business as now conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title and interest in or to any of its assets or the conduct of its business, requires such authorization, qualification or licensing, except for the failure to so qualify or to be in good standing in such other jurisdiction that would not have a material adverse effect. No action or proceeding to dissolve Buyer is pending.

     (b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions has been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.

     (c) No Approvals or Notices Required; No Conflict with Instruments. Except as specifically contemplated by this Agreement, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to it, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of its obligations under, its charter or bylaws or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its respective assets or properties are bound.

    (e) Certain Fees. Buyer, nor any of its officers, directors or employees, on behalf of it, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions.

     (f) Buyer Shares. The Buyer Shares to be delivered hereunder have been duly authorized and, when issued and delivered to the Sellers under the terms of this Agreement, will be validly issued and fully paid and non-assessable.

     (g) No Other Representations Acknowledgement. The Buyer acknowledges that neither Seller, the Company nor any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, to the Buyer or its agents or representatives, except for the representations and warranties set forth in this Agreement (including the Schedules attached hereto), in the Ancillary Agreements or in any certificate or other instrument delivered in connection herewith or therewith.

     3.3 Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to the Buyer as of the date hereof, as follows:

    (a) Validity of Agreement; Ownership of Shares

(i) Such Seller has the full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and this Agreement constitutes, and the Ancillary Agreements to which such Seller is a party, when executed and delivered by such Seller, will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.

 (ii) Such Seller is the record and beneficial owner of the issued and outstanding shares or other equity interests of the Company set forth on Schedule 3.1(b)(ii),

      (b) Investment Purposes. Each Seller represents that he is acquiring the Buyer Securities for his own account for investment only and not with a view to offer for sale or other disposition in connection with any distribution of all or any part thereof (although the disposition of each Seller’s Buyer Securities shall remain within each such Person’s discretion subject to Applicable Law and contractual limitations), except pursuant to an applicable exemption under the Securities Act or a registration thereunder.

     (c) Access to Information. Each Seller represents that he has had access, and reviewed to the extent he deems appropriate, the reports, schedules, forms, statements, exhibits and other documents required to be filed by Buyer with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Buyer SEC Documents’).  Each Seller further represents that he has had an opportunity to ask questions of and to receive answers from Buyer regarding Buyer and its business, assets, results of operations and financial condition and terms and conditions of the issuance of the Buyer Securities pursuant to the terms hereof.

     (d) Acknowledgment of Risk. Each Seller represents that he can bear the economic risk of his investment in the Buyer Securities and has such knowledge and experience in financial business matters and that he is capable of bearing and managing the risk of investment in Buyer Securities, that the Buyer intends to make the filings required to comply with Regulation D, and that he is an accredited investor as defined in Regulation D under the Securities Act.

     (e) Restricted Securities. Each Seller understands that the Buyer Securities, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable states securities law, the Buyer Securities will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, Buyers Securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act as currently in effect and understands that the resale limitations imposed thereby under the Securities Act and that additional resale limitations will be applicable to a Seller under Rule 144 if the Seller is deemed to be an affiliate of Buyer under the Securities Act. Sellers further acknowledge that officers and directors of Buyer and its Affiliates are subject to further limitations on sales of securities of Buyer.

     (f) Securities Agreement. In addition to the limitations on the sale or the resale of Buyer Securities described in Section 3.3(e), Sellers and Buyer shall enter into a Buyer Securities Agreement in the form of Exhibit B attached hereto (the “Buyer Securities Agreement”), which Buyer Securities Agreement shall provide further limitations on the resale of the Buyer Shares. Other than pursuant to the terms of the Buyer Securities Agreement, Buyer shall be under no obligation to register any of the Buyer Shares pursuant to the terms of this Agreement or otherwise.

     (g)  Certificate Legend.  It is agreed and acknowledged by each Seller that the certificates representing the Buyer Shares shall each conspicuously set forth on the face or back thereof, a legend in the form of Exhibit C attached hereto.

4. Covenants.

     4.1 Notice of Changes; Updates.  (a) Each Seller shall give Buyer prompt written notice if such Seller becomes aware of any event, condition, fact or circumstance: (i) that caused or constitutes an inaccuracy in or a breach of any representation, warranty or covenant made by such Seller under this Agreement and which was unknown to such Seller on the date of this Agreement; or (ii) that occurs or arises or exists after the date of this Agreement and that causes an inaccuracy in or a breach of any representation, warranty or covenant made by such Seller in this Agreement.

      4.2 Further Actions. Subject to the terms and conditions hereof, the Sellers, the Company, the Buyer will each use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts: (i) to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company or the Buyer as are necessary for the consummation of the transactions contemplated hereby and as have not been obtained prior to the Closing Date; (ii) to effect all necessary registrations and filings; (iii) to cause the execution of the various agreements attached hereto as Exhibits; and (iv) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the Company’s leases or contracts to the transactions contemplated by this Agreement, the Company will use commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Company and the Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

     4.3 Non-Solicitation.  Each Seller agrees that it shall not and shall cause the Company not to, directly or indirectly, through any officer, employee, director, agent or otherwise, solicit, initiate or encourage the initiation or inquiries or proposals from, provide any confidential information to, or participate in any discussions or negotiation or cooperate with, any Person (other than Buyer and its Affiliates and officers, employees, representatives and agents) relating to any transaction involving any sale of the Company’s assets, securities or any similar transaction involving the Company or otherwise facilitate or encourage any effort or attempt to do or seek any of the foregoing.  Each Seller agrees to promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal such Seller may receive with respect to the Company’s assets and securities and will cease and cause to be terminated any existing activities or negotiations with any Persons previously conducted with respect to any such inquiry or proposal.

     4.4 Complete Copies.  Prior to Closing, the Sellers shall ensure that the following are retained by the Company and made available to Buyer at the offices or facilities of the Company and shall deliver the following to Buyer to the extent that (i) such material are not available in the offices or facilities of the Company or (ii) the originals of such materials are in the Sellers’ accountants, attorneys and other third parties: (a) all material business records, including all financial records, bank information, leases, deeds, deeds of trust, security interests, permits, documents evidencing registration of, and applications for, intellectual property, insurance records, litigation files, customer and supplier information, employment records and material agreements, each in the form in which each of such documents is in effect, and (b) all original minute books, ledgers and registers (including the shareholder register), corporate seals and other corporate records relating to the organization, ownership and maintenance of the Company that are required to be maintained pursuant to Applicable Law or customarily maintained by Japanese companies.

     4.5 Conduct Prior to Closing of Sellers.  Each Seller commits to Buyer that, between the date of this Agreement and the Closing such Seller shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Purchased Interests

     4.6 No Inconsistent Action. No Party shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the Transactions.

     4.7 Public Announcements. Except as may be required by Applicable Law (it being acknowledged by the Seller that the Buyer will file a Form 8-K with the Securities and Exchange Commission following the Closing), and any applicable stock exchange or the National Association of Securities Dealers, Inc., neither the Buyer, on the one hand, nor the Sellers and the Company, on the other, shall issue any press release or otherwise make any public statements or filings with respect to this Agreement or the Transactions without the prior written consent of the other Party; provided, however, in no event shall any such release, statement or filing (including the Form 8-K referred to above) be made by a Party without first having provided the other Party with a right to review and comment upon the same.

     4.8 Tax Matters. The Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.

     4.9 Ordinary Course of Business. Prior to Closing, the Principal Sellers agree to operate the business of the Company in the ordinary course and not to enter into any extraordinary transactions.

5. Additional Closing Actions.

     5.1 Closing Deliveries. At the Closing:

     (a) Management Agreements. Management agreements in the form of Exhibit D attached hereto shall be executed and delivered by the Company and each of the Principal Sellers.

     (b) The Buyer Securities Agreement. The Buyer Securities Agreement shall be executed and delivered by the Sellers and Buyer.

     (c) Licenses and Consents. All material licenses, Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities or any other third parties required to consummate the transactions contemplated by this Agreement and/or which are reasonably necessary to enable Buyer to own the Purchased Interests, including each of the consents and approvals listed on Schedule 3.1(c),shall have been obtained and shall be in full force and effect (except as may otherwise be agreed by Buyer above with respect to the approval and consents listed on Schedule 3.1(c), such agreement to be evidenced by Buyer proceeding with the Closing).

     (c) Other Document Deliveries to Buyer. Buyer shall receive all the certificates, instruments and documents listed below:

     (i) the documents contemplated by Section 1.1;

     (ii) a certificate of all registered information in the commercial registry issued by the Legal Affairs Bureau; and

     (iii) certified copies of all corporate actions taken by the Company to properly authorize the transactions contemplated by this Agreement or incidental thereto, and such other instruments and documents as reasonably requested by counsel to the Buyer.

     (d) Other Document Deliveries to Sellers. Sellers shall receive certified copies of all corporate actions taken by the Buyer to properly authorize the Transactions and such other instruments and documents as reasonably requested by counsel to the Sellers.

6. Election of Directors

Effective immediately with the Closing Date, Buyer shall reconstitute the Board of Directors of the Company so that the Board of Directors shall be composed of all of the then incumbent directors, Shuichi Murakami, Kenichi Yamashita, Yoichi Ozasa and Hisatoshi Nakagawa, and three new directors - Gary Weis, Ken Minor and Rob Lipps (“New Directors”). In addition, effectively immediately with the Closing Date, the Principal Sellers, as Directors of the Company, shall so vote at a Board Meeting to adopt a resolution that all acts of the Board shall require a majority vote of directors present, and that the following matters shall require at least one affirmative vote of New Director:
(a) Annual Business Plan and Budget
(b) Any act outside the scope or beyond the Business Plan or the Annual Budget

All directors nominated and elected hereby shall be provided with the benefit of the same Director and Officer insurance as is provided to the directors of Buyer. Except as specifically set forth herein, neither the Buyer nor the Buyer shall have any further obligation or liability under this Section.

7. Indemnification.

     7.1 Indemnification by the Principal Sellers. Subject to the provisions of this Section 7, the Principal Sellers, jointly and severally (without any right of contribution from the Company) shall protect, indemnify and hold harmless Buyer, its permitted assigns, the Affiliates of Buyer (excluding the Company), and where applicable, each officer and director of the Buyer (collectively, the “Buyer Indemnified Parties”), in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and reasonable attorneys’, and accountants’ fees and disbursements, without duplication (collectively referred to herein as “Damages”), incurred by such Person arising out of, relating to, or based upon the breach of any of the representations and warranties (other than as set forth in Section 3.3), covenants or agreements made by the Principal Sellers in this Agreement, including the Schedules and Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement, to the extent that such Damages are attributable to willful or gross negligence of the Principal Sellers. For purposes of this Section 7.1, any Damages incurred by the Company shall be deemed to be a Damage incurred by the Buyer.

     7.2 Indemnification by Each Seller.   Subject to the provisions of this Section 7, each Seller, severally and not jointly, shall protect, indemnify and hold harmless the Buyer Indemnified Parties in respect of any Damages incurred by the Buyer Indemnified Parties arising out of, relating to or based upon the breach of any of such Seller’s representations and warranties set forth in Section 3.3.

     7.3 Indemnification by the Buyer. Subject to the provisions of this Section 7, the Buyer shall protect, indemnify and hold harmless each Seller and its permitted assigns, and each Seller’s Affiliates ,in respect of any Damages incurred by such Person arising out of, relating to, or based upon the breach of any of the representations, warranties, covenants or agreements made by the Buyer or the Buyer in this Agreement, including the Schedules and Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement.

     7.4 Indemnification Procedures. The obligations and liabilities of each indemnifying Party hereunder with respect to claims resulting from the assertion of liability by another Party or third parties shall be subject to the following terms and conditions:

     (a) Any Person (the “Indemnified Party”) making a claim for indemnification (a “Claim”) against the Buyer, or the Sellers (the “Indemnifying Party”) under this Section 7 shall notify each Indemnifying Party thereof in writing with reasonable details of a Claim promptly after the Indemnified Party discovers the liability, obligation or facts giving rise to such Claim; provided, however the failure of the Indemnified Party to provide prompt notice of a Claim as contemplated by this Section 7.3(a) shall not affect the right of the Indemnified Party to be indemnified pursuant to this Section 7 for such Claim except to the extent such failure materially prejudices the ability of the Indemnifying Party to defend such Claim.

     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

     (c) So long as the Indemnifying Party is conducting the defense of a third party Claim in accordance with Section 7.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any injunctive or other equitable relief against (or any other obligation on) the Indemnified Party.

     (d) In the event any of the conditions in Section 7.3(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, a third party Claim in any manner it reasonably may deem appropriate (the Indemnified Party need not obtain any consent from any Indemnifying Party in connection therewith, but, acting reasonably, will keep informed and consult with the Indemnifying Party) and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer arising out of, relating to or based upon the Claim to the fullest extent provided in this Section 7; provided, that in no event shall an Indemnifying Party be responsible for the fees of more than one law firm, except in the case of a conflict of interest, or where required to address local law issues or specialized areas of the law.

     7.5 Time Limits on Liability.  The representations and warranties of the Parties shall survive the Closing. Anything contained in this Agreement to the contrary notwithstanding, the liability of any Party for indemnity with respect thereto shall only extend to matters for which a bona fide Claim has been asserted by written notice of such Claim with reasonable details delivered to the Indemnifying Party on or before eighteen (18) months from the Closing Date, except for (i) breaches of the representations and warranties with respect to Tax matters as set forth in Section 3.1(m) which will survive for statutory limitation periods, including any extensions or waivers thereof and (ii) breaches of the representations and warranties set forth in Section 3.1(b)(i),(ii) and (iii) Section 3.3(a) which shall survive indefinitely. This Section 7.4 shall not at any time relieve any Party from the performance of such Party’s agreements, covenants or undertakings set forth in this Agreement and such agreements, covenants or undertakings shall survive without limitation.

     7.6 Right to Indemnification Not Affected By Knowledge or Materiality. The right to indemnification, payment of Damages or other remedy based on the breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Furthermore, for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement, the applicable provisions thereof shall be read and interpreted as if any qualification stated herein with respect to materiality or material adverse effect was not contained therein.

     7.7 Exclusive Remedy. Except for actions for statutory or common law fraud or intentional misrepresentation, the remedies provided in this Section 7 shall be the sole and exclusive remedies available to any Indemnified Party for monetary compensation with respect to any claim under this Agreement for a breach or default of any representation, warranty, covenant or agreement (including the Schedules and Exhibits hereto), but the foregoing shall not preclude any Party from seeking equitable remedies without compliance or regard to Section 7.

8. Termination

     8.1 Basis of Pre-Closing Termination.  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Parties hereto;

(b) by Buyer if any of the conditions set forth in Section 2.3 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(c) by the Sellers if any of the conditions set forth in Section 2.4 shall have become incapable of fulfillment, and shall not have been waived by the Sellers;

(d) by Buyer or the Sellers if the Closing does not occur on or prior to January 31, 2014 provided, however, that the Party seeking termination pursuant to clause (b), (c) or (d) is not in material breach of any of its representations, warranties, or in material breach of any its covenants or agreements contained in this Agreement.

     8.2 Notice of Termination, Return of Documents.  In the event of pre-closing termination by the Sellers, on the one hand, or by Buyer. on the other, pursuant to this Section 8, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by any Party.

     8.3 Effect of Pre-Closing Termination. If this Agreement is terminated and the Transactions are abandoned as described in this Section 8.1, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 9.1 (Expenses), (b) Section 4.7 (Public Announcements), and  (c) this Section 8.3.  Nothing in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

     8.4 Basis of Post-Closing Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be forthwith terminated by Sellers without notice and the Transactions shall be abandoned and any documents delivered at the Closing shall be returned to the party who delivered it, if Buyer has failed to complete the wire transfer of the Cash Portion set forth in Section 2.2(i) on the Closing Date (CST).

     8.4 Effect of Post-Closing Termination. If this Agreement is terminated by Sellers and the Transactions are abandoned pursuant to Section 8.3, this Agreement shall become void and of no further force and effect.

     8.5 No Release. Nothing in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

9. Miscellaneous.

     9.1 Payment of Certain Fees and Expenses. Each of the Parties shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees and accountants’ fees.

     9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or sent by telecopier, as follows:

     (a)  If to the Company, then the notice must be provided to both the Sellers and the Buyer.

     (b) If to Sellers:
       Shuichi Murakami
       Fax: 03-5275-8404

     (c) If to Buyer:

       Sonic Foundry, Inc.
       222 West Washington Avenue
       Madison, Wisconsin 53703
       Attention: Gary R. Weis, Chief Executive Officer
       Fax (608) 443-1633

with a copy to:

       McBreen & Kopko, LLP.
       29 South LaSalle Street, Suite 850
       Chicago, IL 60603
       Attention:  James R. Stern.
       Phone No.: (312) 332-6405

          Or to such other address as a Party shall have specified by notice in writing to the other Parties. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth Business Day after the mailing thereof.

     9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof, including that certain Letter of Intent dated November 19, 2013 by and among certain of the Parties.

     9.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors and permitted assigns. Except as provided in or contemplated by Section 7, which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Section, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5 Assignability. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of all of the Sellers (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion); provided, however, that Buyer shall be entitled to assign this Agreement, and all of its rights and obligations hereunder to a direct or indirect wholly-owned subsidiary  of Buyer without the consent of the Sellers or any other party, so long as Buyer or Buyer, as applicable, guarantees the full performance of the obligations set forth herein in a manner reasonably satisfactory to the Seller Representative.

     9.6  Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Buyer and the Sellers (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion). No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion).  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion) of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.8 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     9.9 Counterparts. This Agreement may be executed manually or by facsimile or similar electronic means in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     9.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States of America and the internal laws of the State of Wisconsin without regard to principles of conflict of law.

     9.11 Dispute Resolution. Any dispute, difference or question (“Dispute”) between the Buyer, on the one hand, and the Sellers or the Company, on the other hand (“Disputing Parties”), shall be resolved in accordance with the following dispute resolution procedures:

     (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

     (b) Arbitration. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to arbitration in Tokyo, Japan by one arbitrator of neither party’s nationality under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association (JCAA). Such arbitration shall be conducted in English. The arbitrator shall be appointed by the agreement of the Disputing Parties. The arbitrator shall be a suitably qualified Person having no direct or personal interest in the outcome of the Dispute. In the event the Disputing Parties are unable to agree on the arbitrator, JCAA shall appoint an arbitrator according to its Rules

 9.12 Seller Representative.

           (a) By its execution of this Agreement, each of the Sellers shall conclusively be deemed to have consented to, approved and agreed to be bound by, as applicable:

           (i) To irrevocably appoint the Seller Representative as the attorney-in-fact (which appointment is acknowledged by each Seller and the Seller Representative as being coupled with an interest) for and on behalf of each Seller as provided in this Agreement. Each Seller agrees not to revoke such appointment and that any attempt to do so shall be null and void and without effect.

           (ii) The taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under this Agreement. The Seller Representative shall have authority and power to act as the attorney-in-fact for and on behalf of each Seller with respect to the disposition, settlement or other handling of all indemnity claims under Section 7. Each Seller shall be bound by all actions taken by the Seller Representative in connection with indemnity claims under Section 7, and Buyer shall be entitled to rely on any action or decision of the Seller Representative in connection therewith.

           (iii) Notwithstanding any other provision hereof, the Seller Representative shall not have the right to take any actions or make any decisions that increase, directly or indirectly, the potential liability of any Seller from that which is created pursuant to the terms hereof or that have the effect of treating any Seller differently from any or all of the others.

          (b) The initial Seller Representative shall be Shuichi Murakami. If he shall resign as the Seller Representative, or upon the determination of all of the Sellers, a new Seller Representative will be appointed. The Seller Representative shall have the power to appoint any substitute and to delegate to that substitute any power hereby conferred (other than this power of substitution) as if that substitute had been originally appointed as the Seller Representative.

         (c) The Seller Representative agrees (i) to hold the Buyer harmless from any Damages it incurs in relying upon the Seller Representative’s authority in performing his role under this Agreement, to the extent that such Damages being attributable to willful or gross negligence of the Seller Representative and except to the extent of any such Damages arising from fraud or willful misconduct by the Buyer and (ii) that their obligation set forth in this Section 9.12 (c) shall be subject to the indemnification obligations of the Principal Sellers under Section 7.1.

10. Definitions.

     10.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     “Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

     “Business Day” means any day other than a Saturday or Sunday, on which national banks in New York, New York are required or permitted to be open.

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     “GAAP” means generally accepted accounting principles in Japan as in effect on the date of this Agreement.

     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

     “Knowledge of the Principal Sellers” means the actual knowledge of the respective Principal Sellers after reasonable inquiry.

     “Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company other than any effect relating to the Transactions.

     “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

     “Permits” means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

     “Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Encumbrances arising in the ordinary course of business securing amounts which are not delinquent and for which adequate reserves are kept on the financial statements and books and records of the appropriate Person; (c) Encumbrances created pursuant to equipment leases entered into in the ordinary course of business which encumber the property which is the subject of the lease to the extent such leases are properly described on Schedule 3.1(f)(ii); (d) Encumbrances for liens (other than for liens for borrowed money or other Debt) that do not, individually or in the aggregate, materially reduce the usefulness or value to the Company of the encumbered asset; and (e) with respect to contracts, agreements or instruments, the rights of the other parties thereto to the extent that such have been disclosed on the Schedules to this Agreement if required to be so disclosed.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

     “Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

     “Securities Act” means the United States Securities Act of 1933, as amended.

     “Seller Representative” shall mean the Seller Representative appointed pursuant to Section 8.13 from time to time (the initial Seller Representative being Shuichi Murakami).

     “Sellers Disclosure Schedules” means the Schedules which are made a part of Section 3.1.

     “Subsidiary” means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture, or other entity more than fifty percent (50%) of whose total equity interests is owned, directly or indirectly, by the Company.

     “Taxes” means any income taxes or similar assessments or any sales, value-added excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, import or custom duties or taxes or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

     “Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

     “Transactions” shall mean the transactions contemplated by this Agreement and the Ancillary Agreements and all of the actions, events and transactions set forth therein and any of the agreements in connection with such actions, events and transactions.

10.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 9.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

Defined Terms	Reference
Affiliate	— Section 9.1
Agreement	— Preamble
Ancillary Agreement	— Section 3.1(b)(i)
Business	— Recital 2
Buyer	— Preamble
Buyer Indemnified Parties	— Section 7.1(a)
Buyer	— Preamble
Buyer Note	— Section 2.2
Buyer SEC Documents	— Section 3.3(b)
Buyer Securities	— Section 2.2
Buyer Securities Agreement	— Section 3.3(e)
Buyer Shares	— Section 2.2
Claim	— Section 7.3(a)
Closing	— Section 2.1
Closing Date	— Section 2.1
Company	— Preamble
Damages	— Section 7.1(a)
Debt	— Section 3.1(d)(ii)
Disclosed Liabilities	— Section 3.1(d)(i)
Dispute	— Section 8.11
Disputing Parties	— Section 8.11
Equity Interests	— Section 3.1(b)(iii)

Defined Terms	Reference
Indemnified Party	— Section 7.3(a)
Indemnifying Party	— Section 7.3(a)
-
Material Contracts	— Section 3.1(f)(i)
Material Permits	— Section 3.1(f)(ii)
Minor Contracts	— Section 3.1(f)(i)
New Securities	— Section 6.1
Parties	— Preamble
Principal Sellers	— Section 3.1
Purchase Price	— Section 2.2
Purchased Interests	— Section 1.1
Real Estate	— Section 3.1(f)(ii)
Real Estate Leases	— Section 3.1(f)(ii)
Sellers	— Preamble

      10.3 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the Parties as the described Schedule or Exhibit to this Agreement. All Schedules (and not Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in their plural or singular forms, respectively.

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WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

BUYER	SONIC FOUNDRY, INC.

Dared: January 6, 2014	By:
Gary Weis, CEO

SELLERS	SHUICHI MURAKAMI

Dated: January 6, 2014

KENICHI YAMASHITA

Dated: January 6, 2014

YOICHI OZASA

Dated: January 6, 2014

HISATOSHI NAKAGAWA

Dated: January 6, 2014

JOJI MINAMI

Dated: January 6, 2014

MAKOTO HORII

Dated: January 6, 2014

YOICHI SATO

Dated: January 6, 2014

RYUICHI HANAOKA

Dated: January 6, 2014

AKIRA TSUKAHARA

Dated: January 6, 2014

TAKUO SHIGETA

Dated: January 6, 2014

SUSUMU KINOSHITA

Dated: January 6, 2014

YOSUKE MASHIMOTO

Dated: January 6, 2014

KYOKO ISHII

Dated: January 6, 2014

HIROSHI SANO

Dated: January 6, 2014

MAKOTO NAGAI

Dated: January 6, 2014

DAISUKE IIZUKA

Dated: January 6, 2014

KEISUKE KIMURA

Dated: January 6, 2014

COMPANY	MEDIASITE KK

Dated: January 6, 2014	By:
Chief Executive Officer

Shuichi Murakami

SONIC FOUNDRY, INC.
SUBORDINATED PROMISSORY NOTE DUE [one year from date of closing]

THIS Note is a duly authorized issuance of _____________ yen [determined by multiplying 194,928,000 Yen by the percentage ownership of common stock of Mediasite KK held by such holder] of SONIC FOUNDRY, INC., a Maryland corporation located at 222 West Washington Avenue, Madison, Wisconsin 53703 (the "Company.")

FOR VALUE RECEIVED, the Company promises to pay to _______________, the registered holder hereof (the "Holder"), the principal sum of ___________  Yen [insert number from above] (_______ Yen) in one principal payment, , plus all accrued interest to date, on [one year from date of closing] (the “Maturity Date”).  Interest shall accrue daily on this Promissory Note at the rate of five percent (5.0%) per annum. The Company will pay the outstanding principal amount of this Note, plus accrued interest, in cash on the Maturity Date to the registered holder of this Note by wire transfer (net of remittance charge) to the bank account designated by the Holder.  Such wire transfer shall constitute a payment hereunder and shall satisfy and discharge the liability on this Note to the extent of the sum represented by such check or wire transfer.

This Note is subject to the following additional provisions:

1.           The Company shall be entitled to withhold from all payments of principal of this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

2.           The payment and other provisions of this Note are subordinated to Silicon Valley Bank pursuant to a Subordination Agreement, dated December 25, 2013 between the Company, Sonic Foundry Media Systems, Inc. and Silicon Valley Bank.

3.           This Note may only be transferred to affiliates of the Holder. In the event of any such proposed transfer of this Note, the Company may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation including a legal opinion that the issuance of the Note in such other name does not and will not cause a violation of the Securities Act of 1933 (the “Securities Act”) or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.           No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct obligation of the Company.

5.           The holder of this Note, by acceptance hereof, agrees as follows:

a.
This Note is being acquired for the Holder’s own account for investment only and not with a view to offer for sale or other disposition in connection with any distribution of all or any part thereof (although the disposition of this Note shall remain within such Holder’s discretion subject to applicable law and contractual limitations), except pursuant to an applicable exemption under the Securities Act or a registration thereunder.

b.
The Holder represents that he has had access, and reviewed to the extent he deems appropriate, the reports, schedules, forms, statements, exhibits and other documents required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Company SEC Documents’).  The Holder further represents that he has had an opportunity to ask questions of and to receive answers from the Company regarding the Company and its business, assets, results of operations and financial condition and terms and conditions of the issuance of this Note.

c.
The Holder represents that he can bear the economic risk of his investment in this Note and has such knowledge and experience in financial business matters and that he is capable of bearing and managing the risk of investment in this Note, that the Company intends to make the filings required to comply with Regulation D, and that he is an accredited investor as defined in Regulation D under the Securities Act.

d.
The Holder understands that this Note has not been registered pursuant to the Securities Act or any applicable states securities law, that this Note will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, this Note cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, the Holder represents that he is familiar with Rule 144 promulgated under the Securities Act as currently in effect and understands the resale limitations imposed thereby under the Securities Act and that additional resale limitations will be applicable to a Seller under Rule 144 if the Holder is deemed to be an affiliate of the Company under the Securities Act. The Holder further acknowledges that he understands that officers and directors of the Company and its affiliates are subject to further limitations on sales of this Note.

6.           This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin.  The Company and Holder each consent to the jurisdiction of the federal or the state courts of the State of Wisconsin sitting in Dane County in connection with any dispute arising under this Note, and hereby waives to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. The Company and Holder each hereby waives the right to a trial by jury in connection with any dispute arising under this Note.

7.           The following shall constitute an "Event of Default":

a.	The Company shall default in the payment of principal and interest on this Note and same shall continue for a period of ten (10) days; or

b.
The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Note and such failure shall continue uncured for a period of sixty (60) days after written notice from the Holder of such failure; or

c.
The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

d.
A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

e.
Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

f.
Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding;

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the obligation under this Note immediately due and payable within ten (10) days of notice, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: December 25, 2013

SONIC FOUNDRY, INC.

By:

(Print Name)

Title:

ATTESTOR

By: _________________________

SHARES LEGEND

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.